Exhibit (a-15)

THE ALGER FUNDS

Second Amended and Restated Certificate of Designation

for

Alger Mid Cap Focus Fund

The undersigned, being the duly elected and acting Secretary of The Alger Funds, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1(b) and Section 9.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and in accordance with Section 2 of the Amended and Restated Certificate of Designation for Alger Mid Cap Focus Fund (the “Portfolio”) dated December 15, 2020 (the “Certificate of Designation”), and further pursuant to the affirmative vote of a Majority of the Trustees at a meeting duly called and held on May 11, 2021, the Certificate of Designation is hereby amended and restated by this second amended and restated certificate (this “Amended Certificate”) as follows:

(1)    Additional Portfolio. There is hereby established and designated the Alger Mid Cap Focus Fund (the “Portfolio”). The beneficial interest in the Portfolio shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Portfolio. The Trustees shall have authority from time to time to authorize Classes of Shares for the Portfolio (each of which Classes shall represent interests only in the Portfolio), as they deem necessary and desirable. There currently are five Classes of Shares of the Portfolio: Class A Shares; Class C Shares; Class I Shares; Class Y Shares; and Class Z Shares. The Shares of the Portfolio, and the Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article 6 of the Declaration of Trust, as from time to time in effect. Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the Portfolio shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the Portfolio, all as provided in the Declaration of Trust.

(2)    Amendment, etc. Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Amended Certificate may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided, that, if any such amendment adversely affects the rights of the Shareholders of the Portfolio, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote.

(3)    Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Amended Certificate, the Trust take all necessary action to file a copy of this Amended Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 11th day of May 2021.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York	)
) ss
County of New York	)

May 11, 2021

Then personally appeared the above-named Tina Payne and acknowledged the foregoing instrument to be her free act and deed.

Before me,

/s/ Louise M. Ulitto

Notary Public
My Commission Expires:

LOUISE M. ULITTO
Notary Public State of New York
No. 24-4814711
Qualified in Kings County
Commission Expires Jan 21, 2023